Exhibit 10.7

DYNACURE S.A.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Non-employee members of the board of directors (the “Board”) of Dynacure S.A. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board with respect to the cash compensation and subject to Board approval with respect to the equity compensation, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company. This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for warrants or other equity compensation previously granted to a Non-Employee Director. This Program shall become effective on the date of the effectiveness of the Company’s Registration Statement on Form F-1 relating to the initial public offering of American Depositary Shares (the “Effective Date”).

ANNUAL CASH RETAINERS

The schedule of annual retainers (the “Annual Retainers”) for the Non-Employee Directors is as follows:

Position	Amount
Base Board Fee	$45,000
Chair of the Board	$90,000
Chair of Audit Committee	$15,000
Chair of Compensation Committee	$10,000
Chair of Governance Committee	$8,000
Chair of Science Committee	$9,000
Member of Audit Committee (non-Chair)	$7,500
Member of Compensation Committee (non-Chair)	$5,000
Member of Governance Committee (non-Chair)	$4,000
Member of Science Committee (non-Chair)	$4,500

For the avoidance of doubt, the Annual Retainers in the table above are additive and a Non-Employee Director shall be eligible to earn an Annual Retainer for each position in which he or she serves. The Annual Retainers shall be earned on a quarterly basis based on a calendar quarter and shall be paid in cash by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable position, for an entire calendar quarter, the Annual Retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable. In addition, the Annual Retainers will be prorated for the first calendar quarter in which the Effective Date occurs, which proration will be based on the number of days of the calendar quarter remaining in such quarter after the Effective Date.

EQUITY COMPENSATION

Since the Compensation Committee of the Board believes that a combination of cash and equity is the best way to attract and retain directors with the background, experience and skills necessary to serve on the Board, it is intended that the Non-Employee Directors be granted warrants to purchase ordinary shares of the Company and paid additional remuneration which may be used to subscribe for such warrants (and which may include tax gross-ups on such additional remuneration) as set forth in this Program.

As such, each Non-Employee Director shall be granted warrants to purchase ordinary shares of the Company (each, a “Share Warrant”) having an aggregate Grant Date Fair Value (as defined below) as set forth in the following table, with any partial shares that result being rounded down to the nearest whole share. Each Share Warrant shall be granted under and subject to the terms and provisions of the applicable Company equity incentive plan or program then-maintained by the Company in substantially the form previously approved by the Board, and provided to such Non-Employee Director (each such plan or program, the “Plan”). Until otherwise determined by the Board, “Grant Date Fair Value” shall mean with respect to a Share Warrant, the per share fair value of the Share Warrant determined as of the Share Warrant’s date of grant using the Black-Scholes option pricing model that the Company most recently used in preparing its (audited or unaudited) consolidated financial statements that have been filed with the Securities Exchange Commission (“Financial Statements”) and using as inputs into such model (i) the fair market value of an ordinary share on the Share Warrant’s date of grant and (ii) such other assumptions as were reported by the Company in the Financial Statements for the most recent period covered by the Financial Statements (and if any such assumptions were reported as a range of values, using the arithmetic mean of the reported values); provided that, until otherwise determined by the Board, the number of shares subject to each award of Annual Share Warrants will be based on the Grant Date Fair Value determined as of the date of the first meeting of the Company’s shareholders occurring after the Effective Date.

Share Warrant	Grant Date Fair Value
Initial Share Warrant	$150,000
Annual Share Warrant	$150,000

A. Initial Share Warrants. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date shall receive the Initial Share Warrants on the date of such initial election or appointment. No Non-Employee Director shall be granted more than one award of Initial Share Warrants.

B. Annual Share Warrants. A Non-Employee Director who (i) served as a Non-Employee Director on the Effective Date or has been serving as a Non-Employee Director on the Board for at least six months as of the date of any annual meeting of the Company’s shareholders after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such meeting, shall be granted an award of Annual Share Warrants on the date of such annual meeting. For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an annual meeting of the Company’s shareholders shall only receive the Initial Share Warrants in connection with such election, and shall not receive the Annual Share Warrants on the date of such meeting as well.

C. Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive the Initial Share Warrants, but to the extent that they are otherwise entitled, will receive, after termination of employment with the Company and any parent or subsidiary of the Company, the Annual Share Warrants.

D. Terms of Share Warrants Granted to Non-Employee Directors.

1. Exercise Price; Subscription Price. Unless otherwise determined by the Board, (i) the per-share exercise price of each Share Warrant granted to a Non-Employee Director shall equal the closing sales price of an American Depository Share on the date the Share Warrant is granted, or if no sale occurred on such date, the last day preceding such date during which a sale occurred (the “Exercise Price”) and (ii) the per-share subscription price of each Share Warrant granted to a Non-Employee Director shall equal approximately 5-10% of the Exercise Price of such Share Warrant, or such other reduced price as determined by the Company or the Board (the “Subscription Price”).

2. Vesting.

a. Initial Share Warrants. Each award of Initial Share Warrants shall vest and become exercisable as to 1/3 of the number of underlying shares on the first anniversary of the date of grant and in twenty-four (24) substantially equal monthly installments thereafter, such that the Initial Share Warrants shall be fully vested on the third anniversary of the date of grant, subject to the Non-Employee Director continuing in service as a Non-Employee Director through each such vesting date.

b. Annual Share Warrants. Each Annual Share Warrant shall vest on the earlier of the first anniversary of the date of grant or the day immediately prior to the date of the next annual meeting of the Company’s shareholders occurring after the date of grant, in either case, subject to the Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

c. Forfeiture of Share Warrants. Unless the Board otherwise determines, any portion of an Initial Share Warrant or Annual Share Warrant which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Initial Share Warrants and Annual Share Warrants shall vest in full immediately prior to the occurrence of a Sale of the Company (as defined in the applicable Plan), to the extent outstanding at such time.

3. Term. The maximum term of each Share Warrant granted to a Non-Employee Director hereunder shall be ten (10) years from the date the Share Warrant is granted.

4. Additional Compensation Related to Share Warrants. Non-Employee Directors will be allocated additional compensation which may be used to offset the Subscription Price of the Share Warrants, which amounts will be grossed up for taxes incurred by the Non-Employee Director as a result of receiving such additional compensation.

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